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                                                                    EXHIBIT 12.1

                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)


                                                     Year Ended December 31
                                   ---------------------------------------------------------
                                      1994         1993        1992        1991        1990
                                   ---------     -------     -------     -------     -------
FIXED CHARGES
   Interest expense                 $ 62,851     $45,815     $48,914     $62,520     $79,505
   Less:  Assumption by PACCAR
       of interest expense (1)             -           -           -           -       4,450
                                    --------     -------     -------     -------     -------
       Net interest expense           62,851      45,815      48,914      62,520      75,055
   Portion of rentals
       deemed interest                   226         218         217         278         274
                                    --------     -------     -------     -------     -------
TOTAL FIXED CHARGES                 $ 63,077     $46,033     $49,131     $62,798     $75,329
                                    ========     =======     =======     =======     =======

EARNINGS
   Income before taxes              $ 42,147     $30,449     $18,645     $ 5,654     $ 6,088

FIXED CHARGES                         63,077      46,033      49,131      62,798      75,329
                                    --------     -------     -------     -------     -------
EARNINGS AS DEFINED                 $105,224     $76,482     $67,776     $68,452     $81,417
                                    ========     =======     =======     =======     =======

RATIO OF EARNINGS
   TO FIXED CHARGES (2)                1.67x       1.66x       1.38x       1.09x       1.08x


(1) In order to maintain the ratio of earnings to fixed charges in 1990, pursuant to the support agreement between the Company and PACCAR, PACCAR provided earnings support of $7.3 million by assuming $4.5 million of the Company's interest expense and forgiving $2.8 million in administrative service charges.

(2) The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR. See Exhibit 12.2.


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